Exhibit (a)(1)(F)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is being made solely by the Offer to Purchase, dated June 29, 2026 and the accompanying Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares (as defined below). ANV (as defined below) or the Purchaser (as defined below) is not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If ANV or the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, ANV will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot cause the Offer to comply with the state statute, we will not make the Offer to the holders of Shares in that state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

Open Lending Corporation

at

$3.15 Per Share

by

Lakers Acquisition Sub, Inc.

an indirect wholly-owned subsidiary of

ANV Group Holdings Ltd.

Lakers Acquisition Sub, Inc., a Delaware corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of ANV Group Holdings Ltd., a private limited company incorporated under the laws of England and Wales (“ANV”), is offering to purchase any and all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Open Lending Corporation, a Delaware corporation (“Open Lending”), at a price of $3.15 per Share, to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 29, 2026 (the “Offer to Purchase”), and in the accompanying Letter of Transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements thereto, collectively constitute the “Offer.”

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE PAST 11:59 P.M., NEW YORK CITY TIME, ON JULY 27, 2026, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 15, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among ANV, Purchaser and Open Lending, pursuant to which, following consummation of the Offer and subject to the satisfaction or waiver of certain customary conditions set forth in the Merger Agreement, Purchaser will be merged with and into Open Lending (the “Merger”), with Open Lending surviving the Merger as an indirect wholly-owned subsidiary of ANV, without a vote of the stockholders of Open Lending, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the Merger, each Share issued and outstanding that is not tendered and accepted pursuant to the Offer (other than (i) Shares owned by Open Lending or any direct or indirect wholly-owned subsidiary of Open Lending, (ii) Shares owned by ANV, Purchaser or any direct or indirect wholly-owned subsidiary of ANV or Purchaser or (iii) Shares that are held by stockholders who are entitled to demand and have properly exercised and perfected their respective demands for appraisal for such Shares in accordance with Section 262 of the DGCL) will thereupon be canceled and automatically converted into the right to receive cash in an amount equal to the offer consideration, without interest, from Purchaser, less any applicable tax withholding.

The Offer is subject to the conditions set forth in the section of the Offer titled “The Offer—Section 15—Conditions of the Offer.” These include, among other things, (i) there being validly tendered and not validly withdrawn that number of Shares that, when added to the Shares then owned by ANV and its subsidiaries, would represent a majority of the total number of outstanding Shares as of the time of the expiration of the Offer (excluding any Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)f. of the DGCL)) (the “Minimum Tender Condition”); (ii) (a) any waiting period (including any extension thereof and any timing agreement entered into with a governmental entity to delay or not to consummate the Offer and the Merger) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), shall have expired or been earlier terminated; and (b) any notices, reports and other filings required to be made prior to the effective time of the Merger by Open Lending or ANV or any of their respective subsidiaries with, or any consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time of the Merger by Open Lending or ANV or any of their respective subsidiaries from, any governmental entity set forth on Open Lending’s disclosure letter in connection with the execution and delivery of the Merger Agreement shall have been made or obtained; (iii) since the date of the Merger Agreement, there shall not have occurred any event, development, occurrence, state of facts or change that has had, individually or in the aggregate, a material adverse effect that is continuing; and (iv) there shall be no order in effect that restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger. Consummation of the Offer is not conditioned upon any financing arrangements or subject to any financing condition.

The term “Expiration Time” means one minute past 11:59 P.M., New York City time, on July 27, 2026, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which case the term “Expiration Time” means such subsequent time on such subsequent date. A subsequent offering period for the Offer is not contemplated.

Pursuant to the terms of the Merger Agreement, if, on the then-effective Expiration Time, any of the conditions to the Offer set forth in “The Offer—Section 15—Conditions of the Offer” of the Offer have not been satisfied or waived, we have agreed to extend the Offer for successive periods of not more than five business days (the length of such period to be determined by us in our sole discretion), or for such longer period as the parties may agree, in order to permit the satisfaction of the conditions of the Offer. In addition, we have agreed to extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff applicable to the Offer or necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer documents; provided, however, if the sole Offer Condition that has not been satisfied is the Minimum Tender Condition, Purchaser shall not be required to extend the Offer for more than three successive five-business-day periods. In no event are we required to extend the Offer beyond October 15, 2026; provided that such date will be automatically extended for two months if, as of such date, all Offer Conditions (other than the condition relating to the expiration or termination of the applicable waiting period under the HSR Act and any legal restraint relating to the HSR Act, and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived (such date, as it may be so extended, the “Outside Date”). Purchaser is not required to extend the Offer beyond the Outside Date and is not permitted to extend the Offer beyond the Outside Date without Open Lending’s written consent.

If we make any material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The SEC release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and number of shares tendered for, a minimum of ten business days may be required to allow adequate dissemination and investor response.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice of its acceptance to the Depositary. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

The board of directors of Open Lending (the “Open Lending Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are fair to and in the best interests of Open Lending and its stockholders, (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), and declared them to be in the best interest of Open Lending and its stockholders, (iii) resolved that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, the Merger shall be governed by, and effected pursuant to, Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of Open Lending accept the Offer and tender their Shares to Purchaser pursuant to the Offer, on the terms and subject to the conditions set forth in the Merger Agreement.

Descriptions of the Open Lending Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the transactions contemplated thereby are set forth in Open Lending’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to Open Lending stockholders with the Offer materials (including the Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background of the Offer” and “Reasons for the Recommendation.”

Tenders of Shares made pursuant to the Offer may be withdrawn at any time before the Expiration Time and, if such Shares have not yet been accepted for payment as provided in the Offer to Purchase, at any time after August 28, 2026, which is 60 days from the date of the commencement of the Offer. If the Purchaser extends the Offer, delays acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer to Purchase, the Depositary may, on Purchaser’s behalf, retain all Shares tendered and such Shares may not be withdrawn except as provided in Section 4 of the Offer to Purchase. To withdraw tendered Shares, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

The receipt of cash by U.S. Holders in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Holders are urged to consult their tax advisors to determine the tax consequences of participating in the Offer in light of their particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and the accompanying Letter of Transmittal and is incorporated herein by reference.

This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Offer to Purchase and the accompanying Letter of Transmittal contain important information, and stockholders should carefully read both in their entirety before making a decision with respect to the Offer.

Questions or requests for assistance may be directed to the Information Agent at the telephone numbers or address set forth below. Requests for copies of the Offer to Purchase, the accompanying Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor
New York, NY 10110

Stockholders may call toll free: (877) 456-3507
Banks and Brokers may call collect: (212) 750-5833

June 29, 2026